UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 11, 2025 (August 7, 2025)

PROFESSIONAL DIVERSITY NETWORK, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35824	80-0900177
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

55 E. Monroe Street, Suite 2120, Chicago, Illinois 60603
(Address of Principal Executive Office) (Zip Code)

(312) 614-0950
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.01 par value	IPDN	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements for Certain Officers.

On August 7, 2025, the Board of Directors (the “Board”) of Professional Diversity Network, Inc. (the “Company”) took the following actions: (i) acknowledged the resignation of Ms. Lisa Fan as interim Chief Financial Officer; and (ii) appointed Ms. Yiran Gu as the new Chief Financial Officer and a new director to fill one vacancy.

Resignation of Interim Chief Financial Officer

On August 7, 2025, Ms. Lisa Fan resigned from her position with the Company as the interim Chief Financial Officer, effective immediately. Ms. Lisa Fan’s decision to resign is not a result of any disagreement with the Company.

Appointment of New Chief Financial Officer

On August 7, 2025, the Board appointed Ms. Yiran Gu as the Company’s Chief Financial Officer, effective as of August 8, 2025.

Ms. Yiran Gu, age 35, brings extensive experience in corporate strategy, operational governance and financial oversight. Ms. Gu has served as a director and chief strategy officer at Koala Malta Limited since July 2021, where she leads corporate strategy, operational governance, capital planning, and investor relations initiatives in the international financial services sector. From September 2019 to June 2021, she was purchasing manager and chief operating officer at GNET Tech Holdings Limited in London, responsible for procurement strategy, vendor management, and communications. Earlier in her career, Ms. Gu worked as a college counselor at Sichuan Normal University, focusing on student advising and career planning. She holds a master of arts degree from the University of York and a bachelor of arts degree from China West Normal University.

There is no arrangement or understanding between Ms. Gu and any other person pursuant to which she was selected as an officer of the Company, and there is no family relationship between Ms. Gu and any of the Company’s other directors or executive officers. Since the beginning of the Company’s last fiscal year, there have been no transactions, and there are no currently proposed transactions, in which the Company was or is to be a participant and in which Ms. Gu had or will have a direct or indirect material interest that would be required to be reported under Item 404(a) of Regulation S-K.

In connection with her appointment, on August 8, 2025, the Company entered into an employment agreement with Ms. Gu (the “Employment Agreement”). The material terms of the Employment Agreement are summarized as follows:

Term: 12 months commencing August 8, 2025, unless terminated earlier pursuant to the Employment Agreement

Base Salary: shares of common stock of the Company with an aggregate fair market value of $100,000 USD per year, as determined on the date of each grant

Annual Bonus: no additional annual bonus specified apart from the base salary in shares

Equity Awards: no additional equity awards specified apart from the base salary in shares

Severance: if upon termination without cause: payment of earned but unpaid base salary prior to termination; if Upon termination due to change of control: (1) a lump sum cash payment equal to 12 months of base salary, (2) a lump sum cash payment equal to a pro-rated target annual bonus for the year prior to termination, (3) as applicable, immediate vesting of 100% of unvested outstanding equity awards.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Appointment of New Director

On August 7, 2025, upon the recommendation of the Company’s Nominating and Governance Committee, the Board appointed Ms. Yiran Gu to fill one vacancy of the Board, effective immediately.

There is no arrangement or understanding between Ms. Gu and any other person pursuant to which she was selected as a director. There are no family relationships between Ms. Gu and any director or executive officer of the Company. Since the beginning of the Company’s last fiscal year, there have been no transactions, and there are no currently proposed transactions, in which the Company was or is to be a participant and in which Ms. Gu or any member of her immediate family had or will have a direct or indirect material interest that would be required to be reported under Item 404(a) of Regulation S-K.

In connection with her appointment as a director, on August 8, 2025, Ms. Gu entered into the Company’s standard form of indemnification agreement for its directors, which is filed as Exhibit 10.2 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Employment Agreement, dated August 8, 2025, by and between Professional Diversity Network, Inc. and Yiran Gu.
10.2	Form of Director and Executive Officer’s Indemnification Agreement.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Professional Diversity Network, Inc.

Date: August 11, 2025	By:	/s/ Hao Zhang
	Name:	Hao Zhang
	Title:	Chairman of the Board

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